Exhibit 99.1

Solar Capital Ltd. Closes New Four-Year $485 Million Credit Facility with Increased Commitments and Lower Pricing

NEW YORK--(BUSINESS WIRE)--July 2, 2012--Solar Capital Ltd. (NASDAQ: SLRC) announced today that it has entered into a new four-year $485 million senior secured credit facility (the "Facility"). The Facility is comprised of $450 million of revolving credit, which represents a $45 million increase over the prior revolving facility, and a $35 million term loan. The applicable margin on the Facility is 250 basis points over LIBOR, a 75 basis point reduction from the prior facilities. Consistent with the prior facilities, the Facility has no LIBOR floor requirement. The Facility matures in July, 2016 and includes a ratable amortization in the fourth year.

The Facility contains an accordion feature whereby it can be expanded to $800 million. The Facility includes customary covenants, including minimum asset coverage and minimum equity requirements, as well as customary events of default.

With the inclusion of the $485 million Facility, Solar Capital’s total borrowing capacity totals $660 million.

“This new facility enhances our capital structure by increasing total borrowing capacity; significantly extending our average debt maturity; and lowering our average cost of capital,” commented Michael Gross, Chairman and CEO of Solar Capital Ltd. “We greatly appreciate the support Solar Capital has received from our lenders.”

Citibank N.A. acted as Administrative Agent, JPMorgan Chase Bank, N.A. acted as Syndication Agent, and SunTrust Bank acted as Documentation Agent.

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to generate both current income and capital appreciation primarily through senior secured loans, mezzanine loans, and equity investments in leveraged, middle market companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Richard Pivirotto, 212-994-8543